UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 9, 2004

GLOBAL POWER EQUIPMENT GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-16501	73-1541378
(Commission File Number)	(IRS Employer Identification No.)

6120 S. Yale, Suite 1480, Tulsa, Oklahoma	74136
(Address of Principal Executive Offices)	(Zip Code)

(918) 488-0828

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Management Incentive Compensation Plan

To provide annual incentive bonus awards, Global Power Equipment Group Inc. (“GEG”) maintains a Management Incentive Compensation Plan. The Board of Directors of GEG adopts a new Management Incentive Compensation Plan prior to the beginning of each new fiscal year. On December 9, 2004, the Board of Directors of GEG adopted the Management Incentive Compensation Plan for fiscal year 2005 (the “2005 Incentive Plan”) and established the targets thereunder. The purpose of the 2005 Incentive Plan is to enhance stockholder value by providing eligible employees of GEG, including executive officers, with an added incentive to achieve specific annual company targets. The 2005 Incentive Plan will also assist GEG in attracting, retaining and motivating qualified personnel to allow GEG to remain competitive with its industry peers. The targets are intended to be aligned with GEG’s mission so that bonus payments will be made only if stockholder interests are advanced. Under the 2005 Incentive Plan, the executive officers and other employees selected by GEG’s Board of Directors will be eligible for cash bonuses based upon a comparison of actual performance results of GEG or a specified subsidiary of GEG to the annual targets. Each executive officer of GEG participating in the 2005 Incentive Plan will be eligible to earn a cash bonus expressed as a percentage of such officer’s base salary. The incentive bonus opportunities vary by each executive officer’s level of responsibility. There is no mandatory minimum incentive award payable under the 2005 Incentive Plan. The maximum percentage of base salary payable as an incentive bonus will be (i) up to 150% for GEG’s Chief Executive Officer, (ii) up to 110% for GEG’s President, senior vice presidents and Chief Financial Officer, and (iii) up to 60% for GEG’s other officers. For 2005, targets are based on Economic Profit, which is defined as earnings before interest and income taxes (EBIT) less (20% x Capital Employed (as defined in the 2005 Incentive Plan)). Any bonuses under the 2005 Incentive Plan will be payable in the first quarter of 2006. Total bonus awards under the 2005 Incentive Plan may not exceed 8% of EBITDA (as defined in the 2005 Incentive Plan).

Employment Agreement

On December 16, 2004, GEG will enter into an employment agreement with Reynolds Alain (Al) Brousseau (the “Agreement”). GEG previously announced that it had appointed Mr. Brousseau as President and Chief Operating Officer to be effective as of December 16, 2004.

The term of the Agreement will be two years from the commencement of Mr. Brousseau’s employment and will automatically renew at the end of the initial two-year term, and each year thereafter, for a term of one year. Mr. Brousseau will earn a base salary of $260,000 per year. Additionally, GEG will grant to Mr. Brousseau 10,000 shares of its restricted common stock under the GEG 2004 Incentive Stock Plan, to vest in one-third increments on each anniversary of Mr. Brousseau’s employment until the third anniversary of such date.

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Pursuant to the Agreement, Mr. Brousseau will be entitled to participate in (i) GEG’s employee benefit programs, and (ii) GEG’s Management Incentive Compensation Plans, under which he will be eligible for a 55% target bonus (with the actual bonus ranging from 0% to 110% of such target) or, in the event a Management Incentive Compensation Plan is not in effect for any bonus year, to receive substantially the same bonus opportunities as were in place for the prior calendar year. In the event Mr. Brousseau’s employment is terminated by GEG without Cause (as defined in the Agreement) or by Mr. Brousseau for Good Reason (as defined in the Agreement to include, among other things, removal from Mr. Brousseau’s position as President and Chief Operating Officer of GEG or a reduction in his annual base salary without his consent), he will be entitled to receive his base salary for a twelve-month period or, if more than twelve months remain in the initial two-year employment term on the date of termination, through the expiration of the Initial Employment Term as defined in the Agreement. If termination occurs more than three months after commencement of a new bonus year, he will be entitled to receive a portion of any bonus earned for the year in which termination occurred determined on a pro rated basis based on the number of days of such year employed. Mr. Brousseau will agree not to compete with the businesses of GEG for a twelve-month period following termination.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL POWER EQUIPMENT GROUP INC.

Date: December 15, 2004	By:	/s/ Candice L. Cheeseman
Candice L. Cheeseman
General Counsel and Secretary

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